As filed with the Securities and Exchange Commission on February 22, 2024

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GENMAB A/S
(Exact name of registrant as specified in its charter)

The Kingdom of Denmark (State or other jurisdiction of incorporation or organization)	Carl Jacobsens Vej 30 2500 Valby Denmark (Address of Principal Executive Offices, including zip code)	Not Applicable (I.R.S. Employer Identification No.)

Genmab A/S 2021 Restricted Stock Units Program
Genmab A/S 2021 Warrant Scheme
(Full title of the plans)

Genmab US, Inc.
777 Scudders Mill Road
Plainsboro, NJ 08536
(Name and address of agent for service)
(609) 430-2481
(Telephone number, including area code, of agent for service)

With a copy to:
Doreen E. Lilienfeld, Esq.
Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022
(212) 848-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ❑

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

All information required by Part I of Form S-8 to be contained in the prospectus is omitted from this Registration Statement on form S-8 (the “Registration Statement”) in accordance with Rule 428 under the Securities Act and the “Note” to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:

(a) The Registrant’s annual report on Form 20-F for the fiscal year ended December 31, 2023, filed with the Commission on February 14, 2024.

(b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act, since the end of the fiscal year covered by the registration statement referred to in (a) above (other than portions of those documents furnished or not otherwise deemed to be filed).

(c) The description of the Registrant’s Ordinary Shares and American Depositary Shares incorporated by reference to Exhibit 2.3 to the Registrant’s annual report on Form 20-F filed with the Commission on March 29, 2021.

All documents filed by the Registrant subsequent to the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and, to the extent specifically designated therein, Reports of Foreign Private Issuer on Form 6-K furnished by the Registrant to the Commission that are identified in such forms as being incorporated into this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all of the securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable

Item 5.	Interests of Named Experts and Counsel.

Not applicable

Item 6.	Indemnification of Directors and Officers.

According to the Danish Companies Act, shareholders, at the general meeting, are permitted to discharge the Registrant’s board members and registered managers from liability for any particular financial year based on a resolution relating to the period covered by the financial statements for the previous financial year. This discharge means that the shareholders will relieve such board members and registered managers from liability to the Registrant. However, shareholders cannot discharge any claims by individual shareholders or other third parties. The discharge can be set aside in case the general meeting prior to its decision to discharge was not presented with all reasonable information necessary for the general meeting to assess the matter at hand. In addition, the Registrant provides its board members and registered managers with directors’ and officers’ liability insurance.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description of Document
4.1	English translation of the Articles of Association of Genmab A/S, as in effect on the date hereof, filed as Exhibit 3.1 to the Registrant’s Current Report on Form 6-K filed with the Commission on January 31, 2024 (File No. 001-38976)
4.2	Genmab A/S 2021 Restricted Stock Units Program (incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-8, filed with the Commission on February 25, 2021 (File No. 333-253519))
5.1*	Opinion of Kromann Reumert, with respect to the legality of the securities being registered
23.1*	Consent of Kromann Reumert (included in the opinion filed as Exhibit 5.1)
23.2*	Consent of PricewaterhouseCoopers Statsautoriseret Revisionspartnerselskab
24.1*	Limited Power of Attorney of the directors of the Registrant (contained in the signature pages hereto)
99.1	Genmab A/S 2021 Warrant Scheme (incorporated by reference to Exhibit 99.1 to the Registrant’s Registration Statement on Form S-8, filed with the Commission on February 25, 2021 (File No. 333-253519))
107*	Filing Fee Table

 _____________

* Filed herewith.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this Registration Statement which shall include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Utrecht, the Netherlands on February 22, 2024.

Genmab A/S
(Registrant)
By:	/s/ Jan G. J. van de Winkel
Jan G. J. van de Winkel
President & Chief Executive Officer

Limited Power of Attorney
(Form S-8)

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned officers and directors of the Registrant does hereby constitute and appoint each of Birgitte Stephensen and Anthony Pagano as his or her true and lawful attorney-in-fact and agent, to do or cause to be done any and all acts and things and to execute any and all instruments and documents which said attorneys-in-fact and agents may deem advisable or necessary to enable the Company to comply with the Securities Act, and any rules, regulations and requirements of the Commission in respect thereof, in connection with the registration of the securities or deferred compensation obligations of the Registrant being registered on the Registration Statement (the “Securities”), including specifically, but without limiting the generality of the foregoing, power and authority to sign, in the name and on behalf of each of the undersigned, the Registration Statement, any other registration statement under Rule 462(b) of the Securities Act, or another appropriate form in respect of the registration of the Securities, and any and all amendments thereto, including post-effective amendments, and any instruments, contracts, documents or other writings of which the originals or copies thereof are to be filed as a part of, or in connection with, any such registration statement or any other appropriate form or amendments thereto, and to file or cause to be filed the same with the Commission, and to effect any and all applications and other instruments in the name and on behalf of each of the undersigned which said attorneys-in-fact and agents deem advisable in order to qualify or register the Securities under the securities laws of any of the several states or other jurisdictions; and each of the undersigned does hereby ratify all that said attorneys-in-fact and agents shall do or cause to be done by virtue thereof. Each attorney-in-fact and agent is hereby granted full power of substitution and revocation with respect hereto.

Signatures	Title	Date

/s/ Jan G. J. van de Winkel
Jan G. J. van de Winkel	President & Chief Executive Officer	February 22, 2024
(Principal Executive Officer)

/s/ Anthony Pagano
Anthony Pagano	Executive Vice President & Chief Financial Officer	February 22, 2024
(Principal Financial Officer and Principal Accounting
Officer)

/s/ Deirdre P. Connelly
Deirdre P. Connelly	Chair of the Board of Directors	February 22, 2024

/s/ Pernille Erenbjerg
Pernille Erenbjerg	Deputy Chair of the Board of Directors	February 22, 2024

/s/ Anders Gersel Pedersen
Anders Gersel Pedersen	Director	February 22, 2024

/s/ Paolo Paoletti
Paolo Paoletti	Director	February 22, 2024

/s/ Rolf Hoffman
Rolf Hoffman	Director	February 22, 2024

/s/ Elizabeth O’Farrell
Elizabeth O’Farrell	Director	February 22, 2024

/s/ Mijke Zachariasse
Mijke Zachariasse	Director	February 22, 2024

/s/ Takahiro Hamatani
Takahiro Hamatani	Director	February 22, 2024

/s/ Martin Schultz
Martin Schultz	Director	February 22, 2024

IN WITNESS WHEREOF, each of the undersigned has executed this Limited Power of Attorney as of and on the dates indicated below.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature of Authorized U.S. Representative of Registrant

Pursuant to the requirements of the Securities Act, the undersigned, the duly authorized representative in the United States of the Registrant, has signed this Registration Statement on February 22, 2024.

By:	/s/ Anthony Pagano
Name: Anthony Pagano
Title: Executive Vice President and Chief Financial Officer